Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Improved Net Income on Bounce in Strategic Investments

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SAN ANTONIO–May 9, 2019–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported net income of $779,000 ($0.05 per share) for the quarter ended March 31, 2019, compared to a loss of $1.1 million ($0.07 per share loss) a year earlier. This increase of approximately $1.8 million is primarily due to an increase in investment income resulting from unrealized gains and a positive change in income from equity method investments, which was partially offset by an increase in tax expense.

Total consolidated net income for the three months ended March 31, 2019, increased approximately $1.8 million compared with the same period in 2018. A significant amount of this increase is due to the Company adopting a new accounting pronouncement in July 2018, which changed how unrealized gains and losses of certain corporate investments are recorded. Starting in fiscal year 2019, changes in the fair value of the Company’s investments formerly classified as available-for-sale were no longer reported through other comprehensive income, but rather through earnings. This change in accounting has resulted in investment income being more volatile quarter-over-quarter. For the three months ended March 31, 2019, net unrealized gain on securities formerly classified as available-for-sale was approximately $2.1 million.

In addition to the increase in investment income, there was $3,000 in income from equity method investments for the three months ended March 31, 2019, compared to a $927,000 loss for the same period the previous year, a positive change of approximately $930,000. The Company has held three separate equity method investments during the past 12 months, all of which were concentrated in cryptocurrency mining stocks. Cryptocurrency markets and related stocks have been, and are expected to continue to be, volatile. Cryptocurrency mining is considered an early-stage, high-risk industry, and the nature of mining is expected to evolve.

“The mutual fund business is still in a prolonged bear market, with declining fund flows,” Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments. “Investor appetite for passively managed funds, including ETFs, continues to accelerate, making it increasingly challenging for active management to attract and retain assets. For the 12-month period through the end of March, passive funds saw as much as $454 billion in net inflows, whereas investors withdrew $305 billion from actively managed funds, according to Morningstar data.”

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May 9, 2019

This AI Company Is Believed to Be the Future of Gold Exploration

During the quarter ended March 31, 2019, the Company made an investment in GoldSpot Discoveries Corp. (“GoldSpot”), an artificial intelligence (AI) company headquartered in Canada and traded on the TSX Venture Exchange. The investment was valued at approximately $1.3 million at the end of the quarter. Frank Holmes serves on the board of GoldSpot as independent chairman and held common stock as of March 31, 2019.

“We’re very excited to partner with GoldSpot, the very first publicly traded AI company involved in the discovery of metals and minerals,” Holmes says. “Hydraulic fracturing, or ‘fracking,’ reinvigorated the oil and gas industry a decade ago, helping companies extract oil and gas from then-difficult-to-reach places. Before fracking, there was talk of ‘peak oil.’ No equivalent technology exists in precious metals to date. Metal ore grades are decreasing, and large-scale gold discoveries are becoming fewer and farther between.

“We believe GoldSpot—cofounded by geologist Denis Laviolette, who has assembled an impressive roster of PhDs and experts in physics, data science and other fields—could change all that. The company seeks to help mining companies reduce some of the costs and risks associated with discovering high-quality deposits. It’s already managed to do this for a number of its clients and partners, including Hochschild Mining, McEwen Mining and Yamana Gold. GoldSpot has also developed an AI-powered screening platform to identify the very best and potentially most profitable investment opportunities.”

Gold and Precious Metals Fund Received Five Stars for the Five-Year Period

For the quarter ended March 31, 2019, the Company’s Gold and Precious Metals Fund (USERX) received the highly coveted five-star rating for the five-year period from Morningstar. That’s among 64 funds in the Equity Precious Metals category, and based on risk-adjusted returns. In addition, the fund received four stars overall for the same period, four stars for the three-year period and four stars for the 10-year period.

“Because it has a low to negative correlation with the market, gold has helped investors diversify their portfolios and improve their risk-adjusted returns,” Holmes comments. “According to a recent report by JPMorgan Chase, gold had the second best annualized returns, at 7.7 percent, among a number of assets for the 20-year period through December 31, 2018. Only REITS (real estate investment trusts) did better at 9.9 percent.”

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May 9, 2019

“Due to a number of risks such as record amounts of government and corporate debt and a potential global economic slowdown, now might be a prudent time for investors to consider adding to their gold exposure,” Holmes says. “One of the best ways, I believe, is with our Gold and Precious Metals Fund (USERX).”

Adequate Liquidity and Capital Resources

As of March 31, the Company had net working capital of approximately $12.7 million and a current ratio of 11.6 to 1. With approximately $3.7 million in cash and cash equivalents, and approximately $13.6 million in unrestricted marketable securities, U.S. Global Investors has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for deferred taxes.

Share Repurchase Program

U.S. Global Investors has continued purchasing its outstanding stock. For the three and nine months ended March 31, 2019, the Company repurchased 8,075 and 20,075 class A shares using cash of $9,000 and $24,000, respectively. The share repurchase plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. A monthly dividend of $0.0025 per share is authorized through June 2019, at which time it will be considered for continuation.

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May 9, 2019

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, May 10, 2019, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	3/31/2019	3/31/2018
Operating Revenues	$971	$1,417
Operating Expenses	1,855	2,007
Operating Loss	(884)	(590)

Total Other Income (Loss)	2,137	(643)
Income (Loss) Before Income Taxes	1,253	(1,233)

Income Tax Expense (Benefit)	535	(168)
Net Income (Loss)	718	(1,065)
Less: Net Income Attributable to Non-Controlling Interest	(61)	(5)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$779	$(1,060)
Earnings (Loss) per share (basic and diluted)	$0.05	$(0.07)

Avg. common shares outstanding (basic)	15,132,408	15,144,068
Avg. common shares outstanding (diluted)	15,132,408	15,144,068

Avg. assets under management (millions)	$549	$717

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

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May 9, 2019

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Overall/66
3-Year/66
5-Year/64
10-Year/46

Morningstar ratings based on risk-adjusted return and number of funds
Category: Equity Precious Metals
Through: 3/31/2019

Morningstar Ratings are based on risk-adjusted return. The Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its three-, five- and ten-year Morningstar Rating metrics. Past performance does not guarantee future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.)

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May 9, 2019

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Diversification does not protect an investor from market risks and does not assure a profit.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.

A real estate investment trust (REIT) is a company that owns, and in most cases operates, income-producing real estate. REITs own many types of commercial real estate, ranging from office and apartment buildings to warehouses, hospitals, shopping centers, hotels and timberlands.

Holdings may change daily. Holdings are reported as of the most recent quarter-end. The following securities mentioned in the press release were held by one or more accounts managed by U.S. Global Investors as of 3/31/2019: McEwen Mining Inc., Yamana Gold Inc.